Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2007 Fourth Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the fourth quarter of fiscal 2007. Net income was $1.3 million and $5.7 million, or $0.22 and $0.92 per basic share, for the fourth quarter and twelve months ended December 31, 2007, compared to $1.5 million and $7.0 million, or $0.24 and $1.15 per basic share, for the fourth quarter and twelve months ended December 31, 2006. Compared to the same respective periods of 2006, net income decreased 10.3% and 19.5% for the fourth quarter and twelve months ended December 31, 2007, respectively. Fiscal 2007 net income declined compared to fiscal 2006 primarily due to lower margins, declines in non-interest income, and increased operating costs related to expansion.

For the twelve months ended December 31, 2007, return on average equity and return on average assets were 10.82% and 0.86%, respectively, compared to 15.41% and 1.25%, respectively, for the twelve months ended December 31, 2006. We increased the level of dividends paid to our shareholders from the $0.064 per share that was paid in the fourth quarter of 2006 to $0.08 per share paid in the fourth quarter of fiscal year 2007, an increase of 25%. All per share figures are adjusted for the effect of the 10% stock dividend that was paid on November 9, 2007, to shareholders of record as of October 30, 2007.

Net interest margin year-to-date annualized as of December 31, 2007 of 3.84% fell 47 basis points compared to 4.31% as of December 31, 2006. The fourth quarter net interest margin annualized for 2007 of 3.81% compared to 4.03% in 2006, fell only 22 basis points, which is the smallest quarter to quarter variance achieved in 2007. Growth in average earning assets of 17.3% over the past year produced a 12.5% and 17.2% increase in total interest income for the quarter and twelve months ended December 31, 2007 as compared to the same respective periods of 2006. The cost of funding our assets grew 45 basis points as our year-to-date annualized cost of paying liabilities went from 4.09% as of December 31, 2006 to 4.54% as of December 31, 2007. Interest expense increased 16.7% and 33.0% for the fourth quarter and twelve months ended December 31, 2007, respectively, as compared to the same respective periods of 2006. Our net interest income after the provision for loan losses for the fourth quarter and twelve months ended December 31, 2007 increased 1.7% and 2.7%, respectively, compared to the same periods of 2006. Salaries and benefits expenses for the quarter and twelve months ended December 31, 2007 were 3.1% and 17.3% higher, respectively, than for the same respective periods of 2006 due to new hires for our offices that opened during 2006, administrative positions filled due to our growth, and normal increases in wages and benefits costs. Other operating expenses increased 3.9% and 13.7%, respectively, for fourth quarter and twelve months ended December 31, 2007 as compared to the same periods of 2006. Professional fees increased 6.1% from $1.06 million at December 31, 2006, to $1.13 million at December 31, 2007, primarily related to ongoing compliance with Section 404 of the Sarbanes–Oxley Act of 2002.

Our balance sheet growth continued in the fourth quarter of 2007. Quarterly average earning assets of $654.1 million in the fourth quarter of 2007 grew 15.0% from $568.9 million in the fourth quarter of 2006. Net loans of $538.6 million at December 31, 2007 increased 18.1%, compared to $456.2 million at December 31, 2006. Total deposits of $537.8 million at December 13, 2007 increased 15.2%, from $466.9 million at December 31, 2006. Shareholders' equity was $54.7 million at December 31, 2007, an increase of 11.0%, over December 31, 2006. Book value per share at December 31, 2007 was $8.88 as compared to $8.04 at December 31, 2006. Shareholders' equity as a percentage of total assets was 7.73% at December 31, 2007 as compared to 8.11% at December 31, 2006.

With $708.4 million in total assets as of December 31, 2007, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, and Dunn, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer